EQUITY PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made this 1 3 t h day of December, 2017 (the “Execution Date”) by and among DOYEN ELEMENTS, INC. a Nevada Corporation with its principal office at 1880 Office Club Pt. STE 1240 Colorado Springs, CO 80920 (hereinafter referred to as “PURCHASER”); 7GENx LLC a Colorado limited liability company with its principal offices at PO Box 21432 Boulder CO 80308 (“ACQUIRED COMPANY”); and Shane P. Davis, the sole member of the ACQUIRED COMPANY (“SELLING MEMBER”); all of whom hereinafter may be collectively referred to as the “Parties” and each a “Party.”

WITNESSETH:

WHEREAS, it is desired by all of the Parties that the PURCHASER shall acquire 100% of the authorized and outstanding Membership Interests of the ACQUIRED COMPANY from the SELLING MEMBER, effective on the date of execution herein, in exchange for the consideration set for the herein;

NOW, THEREFORE, in consideration of these premises, the Parties hereto agree as follows:

1.1 DEFINITIONS. For purposes of this Agreement, capitalized terms have the meanings set forth herein or as follows:

a)

“ACQUIRED COMPANY” means 7GENx LLC a Colorado limited Liability Company; including all personal property (approximately 3000 lbs. of dry wt. hemp) and intellectual property of sole member. In addition, Seller agrees to complete the creation of the “Trinity Plant”; one genetic seed producing one plant that can produce food, fuel and fiber.

a)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlled by, controlling, or under common control with such Person; and for purposes of this definition, “control” (including the concept of “control” when used in the terms “controlled by” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

b)	“Applicable Law” means each applicable provision of any law, statute, ordinance, code, rule, regulation, decision, Order, judgment, decree, injunction, award, decision, decree, release, license, rule or principle of common law or other official legally binding pronouncement of any Colorado Governmental Authority. Applicable Law expressly excludes all Federal Law.

d)	“BUSINESS DAY” means any day other than Saturday, Sunday or any day on which banks located in the State of Colorado are authorized or obligated to close.

c)	“Excluded Encumbrances” means (1) liens for taxes, assessments, or similar charges either not yet due or being contested in good faith; (3) liens of materialmen, mechanics, warehousemen, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (4) purchase money liens or purchase money security interests upon or in any property acquired or held by the ACQUIRED COMPANY in the ordinary course of business; (5) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the PURCHASER in writing; and (6) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the ACQUIRED COMPANY’s assets.

d)	“Federal Law” means the laws and regulations of the federal government of the United States of America. Federal Law shall not include Applicable Law.

e)	“Governmental Authority” means any Colorado state or local legislative, executive, judicial, quasi-judicial or other public authority, agency, department, bureau, division, unit, court or other public body of the Colorado state government. “Governmental Authority” shall also include any industry, certification or standard- setting organization with regulatory, certification and/or standard-setting authority recognized, sanctioned and/or authorized by another Governmental Authority.

f)	“Material Adverse Effect” shall mean a material adverse effect on the business, operations, financial condition, assets, liabilities or prospects of the business of any Person; provided, however, that a Material Adverse Effect shall not include any effect arising out of or attributable to: (i) changes that generally affect companies in a business similar to such Person; (ii) general economic changes affecting the United States or foreign securities or currency markets generally; (iii) changes resulting from earthquakes and other natural disasters, hostilities, sabotage, military conflicts or foreign or domestic terrorism, or any escalation or material worsening of any such hostilities, sabotage, military conflicts or foreign or domestic terrorism existing or underway as of the Execution Date; (iv) the effect of any action taken by the PURCHASER or any Affiliate of the PURCHASER with respect to or in connection with the transactions contemplated by this Agreement; (v) changes in Applicable Law or accounting rules; or (vi) compliance with the terms of this Agreement, which in the case of clauses (i), (ii),(iii) and (v) do not have a disproportionate effect on the business of any Person.

g)	“Membership Interests” refer to equity interest(s) of the ACQUIRED COMPANY being purchased by PURCHASER from the SELLING MEMBER pursuant to this Agreement. The “Membership Interests” in an LLC are similar to shares of stock in a corporation.

j)	“Order” means any award, decision, injunction, restraining order, judgment, decree, writ, order, regulation, rule, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

a)	“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

2.	PURCHASE AND SALE OF MEMBERSHIP INTERESTS. The SELLING MEMBER and the ACQUIRED COMPANY agree to sell, and PURCHASER agrees to purchase, 100% of the Membership Interests of the ACQUIRED COMPANY authorized, issued and outstanding on the execution date of the transactions described herein but in no event later than December 13, 2017.

3.	PURCHASE PRICE. The purchase price for all of the Membership Interests shall be paid to the SELLING MEMBER, on terms pursuant to the attached promissory note, i.e.; The funds, i.e. Four Million Two Hundred Thousand dollars ($ 4,200,000) to be paid at the earlier of:

i. 14 days following receipt by the Company of proceeds of sale of inventory, said payment to be limited to 50% of said amounts received, from time to time, or

ii. The balance of any unpaid amounts due per above, by a date 18 months from the execution of this contract, i.e. May 21, 2019

4.	EMPLOYMENT AGREEMENT. As additional consideration for the Membership Interests, the PURCHASER agrees to enter into a three-year Employment Agreement with the SELLING MEMBER, the form and terms of which agreement are set forth in Exhibit “A” annexed hereto.

5.	REPRESENTATIONS OF THE ACQUIRED COMPANY AND THE SELLING MEMBER. The SELLING MEMBER, individually and as sole member of the ACQUIRED COMPANY, hereby represents and warrants to the PURCHASER as follows:

5.1 That the ACQUIRED COMPANY is a limited liability company duly organized under the laws of the State of Colorado and that its Articles of Organization have not been revoked or canceled nor has the Company been dissolved.

5.2. There are no lawsuits pending against the ACQUIRED COMPANY or its sole member, nor, to SELLING MEMBER’s actual knowledge, are there any such lawsuits threatened or anticipated, nor are there any judgments, warrants, or levies outstanding against the ACQUIRED COMPANY, its subsidiaries, or its property, nor are there any tax examinations or proceedings pending relating to taxes or other assessments against the ACQUIRED COMPANY, nor has the ACQUIRED COMPANY at any time taken any insolvency or bankruptcy actions.

5.3. PURCHASER shall conduct an audit of the financial statements of the ACQUIRED COMPANY to its satisfaction (the “Audited Financials”) and is relying on the data set forth in such Audited Financials for purposes of the transactions described herein.

5.4. The ACQUIRED COMPANY has good marketable title to all of the property and assets (including title in fee simple to all real property) included in the Audited Financials of the ACQUIRED COMPANY, except, however, property and assets sold in the ordinary course of business since the date of such Audited Financials, including without limitation all inventory of the ACQUIRED COMPANY, and that all of the properties and assets are free of all material liens, encumbrances, or claims except as set forth in the Audited Financials, except for the Excluded Encumbrances.

5.5. The ACQUIRED COMPANY is not party to any pending or threatened litigation which might adversely affect the financial condition, business operations, or properties of the ACQUIRED COMPANY, nor to the actual knowledge of the SELLING MEMBER are there any threatened or pending governmental or regulatory investigation, inquiry, or proceeding involving the ACQUIRED COMPANY except as disclose herein.

5.6. All required IRS and Colorado tax returns of the ACQUIRED COMPANY for all periods have been duly prepared and filed in good faith and all taxes and assessments shown thereon have been paid or accrued on the ACQUIRED COMPANY’s books; all state franchise taxes and real and personal property taxes have been paid as of the dates due; and, to the actual knowledge of the SELLING MEMBER, no proceeding or other action has been taken for the assessment or collection of additional taxes for any such periods.

5.7. The business, properties and assets of the ACQUIRED COMPANY have not, since the date of the Audited Financials, been materially and adversely affected as the result of any fire, explosion, natural disaster, governmental act, cancellation of contracts, or any other event;

5.8 As of the Execution Date SELLING MEMBER is and will be the owner of 100% of the Membership Interests of the ACQUIRED COMPANY and is and will be its sole member and Manager.

6. REPRESENTATIONS OF THE PURCHASER.

The PURCHASER hereby represents and warrants to the ACQUIRED COMPANY and the SELLING MEMBER as follows:

6.1 Existence of PURCHASER. PURCHASER is a duly formed and organized corporation that is validly existing under the laws of the State of Nevada. PURCHASER has made available to the ACQUIRED COMPANY and SELLING MEMBER a true and complete copy of the PURCHASER formation documents and authorizing resolutions as in effect as of the Execution Date.

6.2 Power and Authority; Authorization and Execution. PURCHASER has the requisite power and authority to execute and deliver this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All action on the part of the PURCHASER and the directors, officers and members of PURCHASER necessary for the authorization, execution and delivery of this Agreement and the other agreements, instruments and documents to be executed and delivered by PURCHASER pursuant to this Agreement and for the performance of the PURCHASER’s obligations hereunder and thereunder, as the case may be, have been taken or will have been taken as of the Execution Date. This Agreement has been, and upon execution and delivery thereof by PURCHASER, each agreement or instrument required hereby to be executed and delivered by PURCHASER at the Execution will be, duly and validly executed and delivered by PURCHASER and, assuming the due and valid authorization, execution and delivery by the other parties thereto, constitutes, or in the case of each agreement or instrument to be delivered at the Execution, will constitute, a valid and binding obligation of PURCHASER, enforceable in accordance with its terms.

6.3 No Violation or Conflict. The execution, delivery and/or performance by PURCHASER of this Agreement and each agreement, instrument and document to be executed and delivered pursuant to this Agreement by PURCHASER do not and will not with the passage of time or the giving of notice or both violate, conflict with, constitute a default of, or require any consent or payment under, or permit a termination of: (a) any term or provision of PURCHASER’s formation documents, including without limitation its Articles of Incorporation; or (b) any provision of Applicable Law, permit, judgment, decree or Order of any Governmental Authority to which the PURCHASER or any of their respective properties or assets are subject; except, with regard solely to clause (b) of this Section 4.3, such consents, payments, approvals, authorizations, registrations, declarations, filings or notices that if not obtained or made, would not, individually or in the aggregate, have a material effect on the PURCHASER ability to consummate the transactions contemplated by this Agreement and are disclosed in Section 6.3 of the Disclosure Schedules.

6.4 Legal Proceedings. There are no Proceedings that are pending or, to the knowledge of PURCHASER, threatened against or relating to the PURCHASER, or any properties or assets of the PURCHASER that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of the PURCHASER to timely complete the transactions contemplated by this Agreement or any instrument required hereby to be executed and delivered by it or timely perform its obligations hereunder or thereunder or that challenge the validity or propriety of the transactions contemplated by this Agreement or any instrument required hereby to be executed and delivered by it, and there is no injunction, Order, judgment, decree, or regulatory restriction imposed upon the PURCHASER that would be reasonably expected, individually or in the aggregate, to have a material adverse effect on the ability of the PURCHASER to timely complete the transactions contemplated by this Agreement or any instrument required hereby to be executed and delivered by it or timely perform their respective obligations hereunder or thereunder.

6.5 Business Activities of PURCHASER. PURCHASER represents and warrants that its Operating Companies have been and continue to be primarily, and in some cases, exclusively, engaged in the business of running and maintaining rental properties and agricultural product grow facilities. The Operating Companies may engage in activities within the meaning of Article XVIII, Section 16 of the Constitution of the State of Colorado, and Article 43.3, Title 12 of the Colorado Revised Statutes. PURCHASER represents and warrants that it has at all times operated its business in compliance with the laws of the State of Colorado in effect at all applicable times.

6.6 REMOVED; duplicate of 6.7

6.7 No Outside Negotiations. Until the date of the Execution Date, the ACQUIRED COMPANY shall cause its officers, directors, employees, Affiliates and other agents of present or future subsidiaries to not

(a) solicit, initiate, or encourage the submission of any proposals, offers, or inquiries from any Person for, or enter into any agreement or arrangement relating to, any direct or indirect investment in or with respect to, or direct or indirect purchase of, any or all of the assets and properties of (other than sales in the ordinary course of business), or any securities of, or any merger, consolidation, or business combination with, the ACQUIRED COMPANY; or

(b) participate in any negotiations regarding or, except as required by Applicable Law or legal process, furnish to any Person any information with respect to, or in contemplation of, any such potential transaction. If the ACQUIRED COMPANY receives or becomes aware of any solicitation, proposal, expression of interest, request for information or inquiry from any Person regarding such a potential transaction (an “Inquiry”), the ACQUIRED COMPANY shall promptly, and in any event within 48 hours of receipt of such Inquiry, notify the PURCHASER of such Inquiry and shall provide the PURCHASER with the identity of the third party making any such Inquiry and the material terms thereof and copies of all correspondence or other written materials provided in connection therewith. Until the earlier of the Execution Date, the ACQUIRED COMPANY shall, and the ACQUIRED COMPANY and SELLING MEMBER shall cause the ACQUIRED COMPANY to, immediately terminate any discussions, inquiries, responses or negotiations in respect of any such Inquiry.

6.8 Access. PURCHASER acknowledges and agrees that it has completed its due diligence of the ACQUIRED COMPANY to its satisfaction prior to the Execution Date. Notwithstanding, the ACQUIRED COMPANY will, upon reasonable prior notice, during normal business hours and subject to other reasonable conditions that the ACQUIRED COMPANY may impose (including those appropriate to protect confidentiality) to, at PURCHASER’s cost:

(a) allow the PURCHASER and its authorized representatives to access to the management, personnel, properties and records, and

(b) furnish the PURCHASER and its authorized representatives such information (including financial statements) concerning the ACQUIRED COMPANY as the PURCHASER reasonably requests.

6.9 Other Consents and Approvals. The ACQUIRED COMPANY will use commercially reasonable efforts to obtain all consents and other materials that are a condition to the Execution Date; provided, however, that neither party shall be required to incur undue expense, make payments to the Person from whom consent is required, or amend or waive the terms of any agreement or arrangement between such party and the Person from whom consent is required as a condition to obtaining such consent. The ACQUIRED COMPANY will comply with its obligations under this Agreement that are intended to be performed prior to the Execution Date.

7. CONFIDENTIALITY

7.1 Confidential Information. The ACQUIRED COMPANY, SELLING MEMBER, and the PURCHASER each agree that all of the ACQUIRED COMPANY’s confidential information, including without limitation processes, compositions, product specifications, past, current and planned research and development, market studies and business plans, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, contract terms, customer and vendor terms, employee information, and any information that is marked “confidential” or in some comparable manner, whether or not reduced to writing, in each case of or concerning the ACQUIRED COMPANY (the “Confidential Information”), immediately prior to the Execution, is the ACQUIRED COMPANY’s sole, exclusive and valuable proprietary information and property, that such Confidential Information derives independent economic value from not being readily known or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the ACQUIRED COMPANY prior to Execution to maintain the confidentiality of such Confidential Information, and that upon the Execution such Confidential Information will become the sole and exclusive property of the PURCHASER. Thus, the PURCHASER and the ACQUIRED COMPANY agree that without the prior written consent of ACQUIRED COMPANY, the PURCHASER will (i) not use the Confidential Information to the detriment of the ACQUIRED COMPANY; and (ii) hold the Confidential Information in strict confidence, and without limiting the foregoing, not disclose the Confidential Information to any Person (other than the PURCHASER or the PURCHASER’s Affiliates); provided, however, that the agreements in clause (ii) will not apply to the extent either

(A) the same information is currently publicly available or becomes publicly available and that such public availability does not result from the misappropriation or improper disclosure of such information by the PURCHASER; or

(B) the Confidential Information is required by Applicable Law, a subpoena or a government investigation to be disclosed, but then only

(1) to the extent disclosure is required and

(2) after giving the ACQUIRED COMPANY and the SELLING MEMBER prior notice of such obligation so that it may seek a protective order or other similar or appropriate relief if allowed by Applicable Law. The existence and terms of this Agreement, all other agreements and documents contemplated by this Agreement, and the terms of the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) shall constitute “Confidential Information” for the purposes of this Section 8.1 and this Agreement; provided, however, that disclosure of the Transaction Documents by the ACQUIRED COMPANY is permitted

(C) to Persons from whom a consent may be required to satisfy a condition to Execution,

(D) to comply with Applicable Law, a subpoena or government investigation, or an IRS audit or Proceeding provided that the notice requirement in Section 8.1(B)(2) has been complied with,

(E) with the prior written consent of the ACQUIRED COMPANY,

(F) to the PURCHASER’s professional advisors on a need-to-know basis subject to the agreement by such advisors to keep the Transaction Documents confidential, and

(G) the financing sources of the PURCHASER or holders of any Indebtedness of the PURCHASER set forth in Section 8.1(B)(2)(v) of the Disclosure Schedules.

8. INDEMNIFICATION.

8.1 Indemnification of the PURCHASER. The ACQUIRED COMPANY and SELLING MEMBER (collectively, the “Seller Indemnifying Party”) shall, jointly and severally, indemnify the PURCHASER, and its Affiliates and each of their respective officers, directors, employees, stockholders, partners, members, managers or other equity holders, agents and representatives (each, a “PURCHASER Indemnified Party”) against, and hold each PURCHASER Indemnified Party harmless against, any and all Losses suffered or incurred by such PURCHASER Indemnified Party, resulting from or arising out of any of the following:

8.1.1 any breach, as of the Execution Date, of any representation or warranty of the ACQUIRED COMPANY and SELLING MEMBER contained in this Agreement or any exhibit hereto;

8.1.2 any breach or failure to perform any covenant or agreement of the ACQUIRED COMPANY and SELLING MEMBER contained in this Agreement or any agreement or instrument executed by the ACQUIRED COMPANY pursuant to this Agreement;

8.1.3 any and all taxes imposed on or with respect to the ACQUIRED COMPANY that are allocable to or attributable to a Pre-Closing Tax Period, together with any and all employment taxes arising in connection with the transactions contemplated by this Agreement prior to the Execution Date;

8.1.4 (i) any claim by any third party relating to any alleged direct or indirect ownership interest in the ACQUIRED COMPANY or any right to acquire any such ownership interest; or (ii) any pledge or other Encumbrance with respect to any equity securities of the ACQUIRED COMPANY.

The ACQUIRED COMPANY’s obligation to indemnify the PURCHASER Indemnified Party shall only arise upon the payment in full of the Purchase Price.

For purposes of this Section 8, the term “Losses” means any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, offsets, demands, fees (including reasonable attorneys’ fees), expenses, disbursements and other obligations.

8.2 Indemnification of the ACQUIRED COMPANY and SELLING MEMBER. PURCHASER shall indemnify the ACQUIRED COMPANY, SELLING MEMBER, their respective Affiliates and each of their respective officers, directors, employees, stockholders, partners, members, managers or other equity holders, agents and representatives (each, a “Seller Indemnified Party”) against, and hold each Seller Indemnified Party harmless against, any and all Losses suffered or incurred by such Seller Indemnified Party, resulting from or arising out of the following:

8.2.1 any breach, as of the Execution Date, of any representation or warranty of the PURCHASER contained in this Agreement or any exhibit hereto;

8.2.2 any breach or failure to perform any covenant or agreement of the PURCHASER contained in this Agreement or any agreement or instrument executed by the PURCHASER pursuant to this Agreement;

8.2.3 any and all taxes imposed on or with respect to the PURCHASER or the Operating Companies that are allocable to or attributable to a Post-Closing Tax Period, together with any and all employment taxes arising in connection with the transactions contemplated by this Agreement after the Execution Date;

8.2.4 (i) any claim by any third party relating to any alleged direct or indirect ownership interest in the Purchased Shares or any right to acquire any such ownership interest; or (ii) any pledge or other Encumbrance on the Purchase Shares; and

8.2.5 any acts or omissions of Purchaser following the Execution Date.

8.3 Indemnification Claims.

8.3.1 In order for a PURCHASER Indemnified Party or a Seller Indemnified Party (in either case, an “Indemnified Party”) to be entitled to any indemnification provided for under Section 8.1 or Section 8.2 in respect of, arising out of or involving a claim by a third party asserting that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Losses for which such Indemnified Party may be entitled to indemnification pursuant to this Section 8 (a “Third Party Claim”), such Indemnified Party must notify the Seller Indemnifying Party or the PURCHASER, as applicable (the “Indemnifying Party”), in writing of the Third Party Claim within thirty (30) days after receipt by such Indemnified Party of notice of the Third Party Claim (a “Claims Notice”); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 8.1 or Section 8.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure, and it being understood that claims for a breach of a representation or warranty must be delivered on or before the expiration of the survival period for such representation or warranty under Section 8.4. The Claims Notice shall set forth in reasonable detail

(i) the specific representations, warranties and covenants that the Indemnified Party alleges have been breached (or would constitute a breach if such Third Party Claim is true) and the relevant provision under Section 8.1 or Section 8.2 under which the right to indemnification is claimed, and

(ii) the relevant information available to the Indemnified Party relating to such Third Party Claim and the Indemnified Party’s conclusion that such Third Party Claim constitutes (or would constitute, if true) a breach.

8.3.2 If an Indemnified Party gives a Claims Notice to the Indemnifying Party pursuant to Section 8.3.1 of the assertion of a Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and, to the extent that it wishes (unless the Indemnifying Party is also a Person against whom the Third Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate), to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 8 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third Party Claim, no settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent unless

(i) there is no finding or admission that the Indemnified Party violated any Applicable Law or violated the rights of any Person;

(ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party;

(iii) the settlement is contained in a written agreement;

(iv) the settlement agreement provides an unconditional release and discharge of the Indemnified Party; and

(v) the Indemnified Party has not reasonably objected to the settlement on grounds that the settlement could reasonably be expected to have a material adverse effect on the continuing business interests of the Indemnified Party.

8.3.3 Notwithstanding the foregoing in Section 8.3.2, if an Indemnified Party determines in good faith that

(i) there is a reasonable probability that a Third Party Claim may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement,

(ii) the Indemnifying Party has previously breached its indemnification obligations under this Agreement or has failed to diligently carry out the defense of a Third Party Claim, or

(iii) upon advice of counsel, having common counsel with the Indemnifying Party (if the Third Party Claim is asserted against both) would present such counsel with a conflict of interest or that, upon advice of counsel, there may be legal defenses available to such Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend or settle such Third Party Claim. The Indemnified Party shall not be entitled to be indemnified or held harmless under Section 8.1 or Section 8.2 for such Third Party Claim if the Indemnified Party settles such Third Party Claim without the prior written consent of the Indemnifying Party, unless the Indemnified Party has sought such consent and such consent has been unreasonably withheld or delayed, it being agreed that (i) the Indemnifying Party shall not unreasonably withhold or delay such consent and (ii) it shall not be unreasonable for the Indemnifying Party to withhold or delay its consent if the settlement

(A) includes any finding or admission that the Indemnifying Party (or any Affiliate thereof) violated any law or the rights of any Person,

(B) is not entirely contained in a written agreement

(C) would lead to Liability or create any financial or other obligation on the part of the Indemnifying Party in excess of the amount for which the Indemnifying Party is obligated to indemnify under this Section 8,

(D) would impose any injunctive relief or obligation of specific performance on the Indemnifying Party or

(E) does not include an unconditional release and discharge of the Indemnifying Party in a form reasonably satisfactory to the Indemnifying Party. In the event the Indemnified Party assumes defense of a Third Party Claim pursuant to this Section 8.3.3, the Indemnifying Party shall have the right, at its own expense, to defend itself with respect to such Third Party Claim and to participate in the defense of the matter through counsel of its own choosing.

8.3.4 With respect to any Third Party Claim subject to indemnification under this Article 8, the Parties agree: (i) to keep each other informed of the status of such Third Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel; (ii) to render to each other (at their own expense) such assistance as they may reasonably require of each other and to cooperate in good faith with each other to ensure the proper and adequate defense of any Third Party Claim; and (iii) to cooperate in such a manner as to preserve (to the extent reasonably possible) the confidentiality of all information of the Parties and the attorney client and work product privileges.

8.3.4.1 In order for an Indemnified Party to be entitled to any indemnification provided for under Section 8.1 or Section 8.2 other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver written notice of such claim (setting forth in reasonable detail (i) the specific representations, warranties and covenants that the Indemnified Party alleges have been breached and the relevant provision under Section 8.1 or Section 8.2 under which the right to indemnification is claimed, and (ii) the relevant information available to the Indemnified Party relating to such claim and the Indemnified Party’s conclusion that such claim constitutes a breach) with reasonable promptness to the Indemnifying Party; provided, however, that failure to promptly give such notification shall not affect the indemnification provided under Section 8.1 or Section 8.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure, and it being understood that claims for breach of a representation or warranty must be delivered before the expiration of the applicable survival period for such representation or warranty under Section 8.4. If the Indemnifying Party does not notify the Indemnified Party, in writing, within thirty (30) days following its receipt of such notice, that the Indemnifying Party disputes the Indemnified Party’s claim for indemnification, such claim shall be conclusively deemed a Liability of the Indemnifying Party for which the Indemnified Party is entitled to indemnification under this Section 8, and the Indemnified Party shall be entitled to recover the amount of the Losses stated in such notice.

8.3.4.2 Notwithstanding the other provisions of this Section 8.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which would reasonably be expected to constitute or result in Losses for which such Indemnified Party may be entitled to indemnification pursuant to this Section 8, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then

(i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party,

(ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Section 8, and

(iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Section 8, for any such Losses for which it is entitled to indemnification pursuant to this Section 8 (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Section 8).

8.4 Survival. Regardless of any investigation made by either Party in connection with this Agreement, any notice to either Party under this Agreement, or any waiver of any closing condition set forth in Article 2, all representations and warranties in this Agreement and all rights of either Party to indemnification as set forth in Section 8.1 or 8.2 above shall survive the Execution until the date that is twelve (12) months after the Execution Date (the “Expiration Date”); provided, further, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Indemnified Party shall have, on or prior to such Expiration Date, previously made a claim by delivering a notice of such claim to the Indemnifying Party as provided above in this Section 8. Notwithstanding anything to the contrary contained in this Agreement, no party shall have any indemnification obligation under this Agreement for any claim or breach of a representation or warranty unless written notice of such breach has been timely given in accordance with Section 8.3 on or prior to the Expiration Date.

8.5 Limitations. Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Agreement

8.5.1 No PURCHASER Indemnified Party shall be entitled to indemnification until the entire PURCHASER Price has been paid to ACQUIRED COMPANY and SELLING MEMBER.

8.5.2 No PURCHASER Indemnified Party shall be entitled to be indemnified for any Losses under Section 9.1.1 unless the aggregate amount of all Losses which the PURCHASER Indemnified Parties have incurred or would incur, but for this Section 9.1.1, exceeds on a cumulative basis an amount equal to $50,000 (the “Deductible”) and then only for the excess over the Deductible.

9.5.3 Notwithstanding anything to the contrary, express or implied, in this Agreement, the total liability of the Seller Member for any claims or indemnification obligations arising from or relating to this Agreement or the transactions contemplated hereby shall not exceed Two Million Dollars ($2,000,000).

8.6 Payment Procedure; Set Offs. For purposes of determining the amount of any Losses, which may be set off against any amounts due to ACQUIRED COMPANY from PURCHASER, such amount shall be reduced by the amount of (a) insurance benefits and proceeds actually received in respect of the Losses, net of any deductible amounts and costs of collection, (b) any actual recovery (whether by way of payment, discount, credit, off-set, tax benefit, counterclaim or otherwise) received from a third party, less any costs of collection, and (c) any tax-related benefits that may be realized or received in respect of such Losses (including any tax refunds that are received as a result of such Losses and any amounts credited against taxes that would otherwise be owed).

8.7 Character of Damages. The Parties hereto agree that any payment of Losses to any Indemnified Party made pursuant to this Section 8 shall be treated as an adjustment to the Cash Consideration for all tax purposes.

8.8 DUTY TO DEFEND: The Parties hereto agree that the Employer, at its own expense, shall bear the responsibility of defending Employee for lawsuits brought against the employee for acts committed in the course and scope of the employee’s employment or in regard to employee’s sale of 7GENx, and any other entities to employer. The employer’s obligation includes an obligation to both defend and indemnify the employee, unless said employee’s actions or conduct was either outside of the scope of employment or contradictory to applicable State Law.

9. NOTICES.

Notices. Each notice, communication and delivery under this Agreement: (a) will be made in writing signed by the Party making it; (b) will specify the Section to which it relates; (c) will be delivered (i) in person or (ii) by nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery; (d) unless given in person, will be given to the address specified below; (e) will be deemed given (i) if delivered in person, on the date of personal delivery or (ii) if sent by nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery, on the first Business Day after so sent; and (f) will be deemed received (i) if delivered in person, on the date of personal delivery or (ii) if sent by nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery, on the first Business Day after so sent. The Party giving the notice will pay all delivery costs. The addresses of the Parties and requirements for copies are as follows:

TO PURCHASER:

Doyen Elements, Inc.

1880 Office Club PT

STE 1240

Colorado Springs, CO 80920

With a copy (which shall not constitute notice) to:

Peter Berkman

Attorney at Law, PLLC
18865 State Rd 54 #110
Lutz, FL 33558

TO THE ACQUIRED COMPANY:

 7GENx LLC

PO Box 21432

Boulder CO 80308

1. ASSIGNMENT.

No assignment or transfer by a Party of its rights and obligations under this Agreement will be made except with the prior written consent of the other Parties (which may not be unreasonably withheld or delayed) which consent may be granted in the sole discretion of the other Party. This Agreement is binding upon the Parties and their successors and assigns and inures to the benefit of the Parties and their permitted successors and assigns and, when appropriate to effect the binding nature of this Agreement for the benefit of the other Parties, or any other successor or assign.

2. APPLICABLE LAW; INTEGRATION; WAIVER.

This Agreement is governed by, and will be construed and enforced in accordance with, the laws of the State of Colorado, except its laws that would result in the application of the law of another jurisdiction. This Agreement and the other agreements contemplated by this Agreement supersede all prior negotiations, agreements and understandings between the Parties as to their subject matter, constitute the entire agreement between the Parties as to their subject matter, and may not be altered or amended except in writing signed by the Parties. The failure of any Party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce such provision; and no waiver by any Party of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one of more instances will be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties hereto, or in the case of a waiver, by the Party waiving compliance.

12. SPECIFIC PERFORMANCE.

Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. However, notwithstanding PURCHASER’s right to cancel and terminate this Agreement in the event that one or more of the PURCHASER’s conditions to execution is not satisfied to PURCHASER’s sole and absolute satisfaction, each of the Parties agrees that the other Parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to seek to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

1. ATTORNEYS’ FEES.

Each of the ACQUIRED COMPANY and SELLING MEMBER and the PURCHASER shall be entitled to an award of such Party’s attorneys’ fees and costs of enforcement or legal action incurred by such Party in enforcing this Agreement, including but not limited to reasonable attorneys’ fees incurred in litigation, voluntary arbitration, trial, in all appellate courts, and the reasonable costs and attorneys’ fees related to the collection of any amounts awarded by a court or arbitrator, without limitation to manner or form against the PURCHASER or the ACQUIRED COMPANY and SELLING MEMBER, respectively.

1. COUNTERPARTS, FACSIMILE.

This Agreement may be executed in one or more counterparts (and one or more execution pages may be detached from one copy of this Agreement and attached to another copy in order to form one or more counterparts), each of which will be deemed to be an original, and it will not be necessary in making proof of this Agreement or its terms to account for more than one of such counterparts. This Agreement may also be executed via facsimile or electronic transmission of .PDF documents, which shall be deemed an original.

1. SEVERABILITY.

If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection, is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the Parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under Applicable Law and that such modified provision shall thereafter be enforced to the fullest extent possible.

[Remainder of Page Intentionally Blank; Signatures on the Following Pages]

IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals as of the date hereinabove written:

PURCHASER:

DOYEN ELEMENTS, INC.

By:	/s/ Cynthia Boerum
Name:	Cynthia Boerum
Title:	CEO

ACQUIRED COMPANY:
7GENx LLC

By:	/s/ Shane Davis
Shane Davis, Manager

SELLING MEMBER:

By:	/s/ Shane Davis
Shane Davis